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Pricing Supplement Dated September 10, 1998                    Rule 424(b)(2)
(To Prospectus dated November 12, 1997 and        Registration Nos. 333-38003
Prospectus Supplement dated November 12, 1997)               and 333-38003-01

                              PP&L Capital Funding, Inc.
                      Medium-Term Notes, Series A - Fixed Rate
                          Unconditionally Guaranteed as to
                           Payment of Principal, Premium,
                              if any, and Interest by
                                PP&L Resources, Inc.
                                CUSIP No. (69349PAE9)

Principal Amount:  $25,000,000.00               Interest Rate:  5.81%

Agent(s)' Discount or Commission:  $87,500.00   Stated Maturity
                                                Date:  September 17, 2001

Net Proceeds to Issuer:  $24,912,500.00         Original Issue
                                                Date: September 15, 1998


Interest Payment Dates:  March 15, and September 15

First Interest Payment Date:  March 15, 1999

Redemption:

_X_  The Notes may not be redeemed prior to the Stated Maturity Date.
___  The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Price:
     Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the principal amount.

Repayment at the Option of the Holder:

_X_ The Notes may not be repaid at the option of the holder prior to the Stated Maturity Date.
___ The Notes may be repaid to the Stated Maturity Date at the option of the holder of the Notes.
      Option Repayment Date(s):
      Repayment Price:    %

Form:   _X_ Book-Entry     ___  Certified

Agent:  _X_   Merrill Lynch & Co.  $25,000,000.00
        ___  First Chicago Capital Markets, Inc.
        ___  Goldman, Sachs & Co.
        ___  Morgan Stanley Dean Witter
        ___  Other

Agent acting in the capacity as indicated below:

     _X_  Agent     ___  Principal

If as principal:

___ The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
___ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

_X_ The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

Other Provisions: